                                                                  EXHIBIT (b)(2)


                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT


         This First Amendment to Loan and Security Agreement dated as of July 29, 2005 among TB WOOD'S INCORPORATED, PLANT ENGINEERING CONSULTANTS, LLC, and TB WOOD'S ENTERPRISES, INC. (collectively, the "Borrowers," and individually, a "Borrower"), TB WOOD'S CORPORATION ("Parent") and T.B. WOOD'S CANADA, LTD. (collectively with Parent, the "Guarantor," and individually, a "Guarantor"), the financial institutions which are now or which hereafter become a party hereto (collectively, the "Lenders," and individually a "Lender"), MANUFACTURERS AND TRADERS TRUST COMPANY, as collateral agent (in such capacity, the "Collateral Agent"), and MANUFACTURERS AND TRADERS TRUST COMPANY, as funding agent for Lenders (in such capacity, the "Funding Agent").

                                   BACKGROUND

         A. Borrowers, Agent, and the Lenders signatory thereto (each such Lender individually, an "Existing Lender," and collectively, "Existing Lenders") are parties to a certain Loan and Security Agreement, dated as of January 7, 2005 (as it has been and may hereafter be amended, supplemented, replaced, restated or otherwise modified from time to time, the "Loan Agreement"), pursuant to which such Lenders established certain financing arrangements for Borrowers.

         B. Borrowers have requested that Collateral Agent and Lenders modify certain terms and provisions of the Loan Agreement. PNC Bank, National Association and National City Bank of Pennsylvania ("Transferor Lenders") declined to approve the requested modifications. M&T Bank ("Remaining Lender") is willing to make certain modifications to the Loan Agreement in accordance with the terms hereof.

         C. North Fork Business Capital Corporation ("Purchasing Lender"), which is not an Existing Lender, is willing to become a party Lender to the Loan Agreement (as amended hereby) and to assume a loan share and Commitment Percentage set forth on the signature page hereto, provide a payment to the Transferor Lenders on the Effective Date (defined below) in an amount set forth on Schedule 1 to the Commitment Transfer Supplement referred to below (equal to its Commitment Percentage of the outstanding Loans) and otherwise exercise the rights, receive the benefits and be subject to all of the obligations of a Lender under the Loan Agreement.

         D. Contemporaneously herewith but deemed to be effective immediately prior to the execution and delivery of this Amendment, the Existing Lenders, Purchasing Lender, Remaining Lender and the Collateral Agent have executed a Commitment Transfer Supplement pursuant to which the loan share of the Transferor Lenders is assigned and transferred to Purchasing Lender and Remaining Lender in the amounts and under the terms set forth therein. Upon such effectiveness thereof, the Remaining Lender and the Purchasing Lender shall be deemed to be the Lenders for all purposes hereunder. The parties confirm that in conjunction with the completion of the foregoing transfers interest and fees through the date hereof associated with the Revolving Advances and Term Loans have been paid.

         E. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in, or by reference in, the Loan Agreement.

         NOW, THEREFORE, with the foregoing Background hereinafter incorporated by reference, the parties hereto, intending to be legally bound hereby, promise and agree as follows:

         1. CONFIRMATION OF INDEBTEDNESS: Borrowers confirm and acknowledge that as of the close of business on July 29, 2005, they are jointly and severally indebted to Lenders under the Loan Documents, without any deduction, defense, setoff, claim or counterclaim of any nature, in the aggregate principal amount of $5,583,106.27 with respect to cash Revolving Advances, $6,908,958.84 with respect to the undrawn amount of all outstanding Letters of Credit (which are listed on Schedule A attached hereto), $9,180,000 with respect to Term Loan A, and $2,250,000 with respect to Term Loan B, plus all accrued interest, fees, costs and expenses (including attorneys' fees) incurred to date in connection with the Loan Documents.

         2. AMENDMENTS: All of the following amendments to the Loan Agreement are effective as of the Effective Date (defined below):

            (a) Section 1.2 of the Loan Agreement is modified in the following respects:

                  (i) The definition of "Earnings Before Interest and Taxes" therein is deleted in its entirety and is replaced by the following:

                      "Earnings Before Interest and Taxes" shall mean, for any referenced period, the sum of (i) net income (or loss) on a consolidated basis of Parent and its Subsidiaries for such period (excluding extraordinary gains and extraordinary non-cash losses, gains or losses from asset sales, post retirement benefit amortization (including any accelerated amortization) resulting in income or gains, and non-cash stock expense), plus (ii) all interest expense on a consolidated basis of Parent and its Subsidiaries for such period, plus (iii) all charges against income of Parent and its consolidated Subsidiaries for such period for federal, state and local taxes.

                  (ii) The definition of "Fixed Charge Coverage Ratio" therein is deleted in its entirety and is replaced by the following:

                      "Fixed Charge Coverage Ratio" shall mean and include, with respect to any measurement period, the ratio of (a) EBITDA during such period, minus Capital Expenditures not financed by Persons other than Lenders (under this Agreement) during such period, to (b) all Senior Debt Payments scheduled or otherwise due during such period, plus cash taxes paid during such period, plus cash dividends paid by Parent during such period.

                  (iii) The definition of "Initial Interest Adjustment Date" therein is deleted in its entirety and is replaced by the following:

                      "Initial Interest Adjustment Date" means the first day of the month following the month during which Lenders shall have received the quarterly financial statements required to be delivered pursuant to Section 9.8 for the fiscal quarter ending on or about September 30, 2005.

                  (iv) The definition of "Senior Debt Payments" therein is deleted in its entirety and is replaced by the following:

                      "Senior Debt Payments" shall mean and include (a) required interest payments on any Advances hereunder, plus (b) scheduled payments of principal with respect to the Term Loans, plus (c) payments due in respect to Capitalized Lease Objections, plus (d) all principal and interest payments due with respect to any other Indebtedness for borrowed money (including without limitation for such purposes payments on the Approved Sub Debt, but excluding payments to any Loan Party or Affiliate with respect to Indebtedness for borrowed money).

                  (v) The definition of "Required Lenders" therein is deleted in its entirety and is replaced by the following:

                      "Required Lenders" shall mean Lenders which hold at least two-thirds (66-2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders which hold two-thirds (66-2/3%) of the Aggregate Revolving Credit Commitments; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

                  (vi) The following new definitions shall be added to such Section (in their appropriate alphabetical order):

                      "Approved Sub Debt" shall have the meaning given thereto in the First Amendment.

                      "Borrowing Base Availability" shall mean the difference between (i) the lesser of (A) the Maximum Revolving Advance Amount and (B) formula borrowing availability under Sections 2.1(a)(y)(i) and (ii), and (ii) the sum of
                      (A) the outstanding Revolving Advances, (B) the outstanding Letters of Credit and (C) all reserves of every kind applicable to the revolving credit facility in accordance with Section 2.1(a)(iii)(B).

                      "First Amendment" shall mean that certain First Amendment to Loan and Security Agreement dated July 29, 2005 among Borrower, Collateral Agent and the Lenders party thereto.

                      "First Amendment Effective Date" shall mean July 29, 2005.

                      "Sub Debt Closing Date" shall have the meaning given thereto in the First Amendment.

                      "Sub Debt Stock Payment" shall have the meaning given thereto in the First Amendment.

            (b) Section 3.1(b) of the Loan Agreement is amended to delete the matrix contained therein and replace it with the following matrix:

------------------------------------------------------------------------------------------------------------------------
     LEVERAGE RATIO          REVOLVING ADVANCES         TERM LOAN A             TERM LOAN B       LETTER OF CREDIT FEE
     --------------          ------------------         -----------             -----------       --------------------
--------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Less than 2.0 to 1          Alternate Base Rate    Alternate Base Rate     Alternate Base Rate    250 basis points
                            + 100 basis points     + 125 basis points      + 275 basis points
                            Eurodollar Rate        Eurodollar Rate + 275   Eurodollar Rate
                            + 250 basis points     basis points            + 425 basis points
--------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Equal to or greater         Alternate Base Rate    Alternate Base Rate     Alternate Base Rate    300 basis points
than 2.0 to 1 but less      + 150 basis points     + 175 basis points      + 275 basis points
than or equal to 3.0 to 1   Eurodollar Rate        Eurodollar Rate + 325   Eurodollar Rate
                            + 300 basis points     basis points            + 425 basis points
--------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Greater than 3.0 to 1       Alternate Base Rate    Alternate Base Rate     Alternate Base Rate    325 basis points
but less than or equal      + 175 basis points     + 200 basis points      + 275 basis points
to 3.5 to 1                 Eurodollar Rate        Eurodollar Rate + 350   Eurodollar Rate
                            + 325 basis points     basis points            + 425 basis points
--------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Greater than 3.5 to 1       Alternate Base Rate    Alternate Base Rate     Alternate Base Rate    350 basis points
                            + 175 basis point      + 200 basis points      + 275 Basis points
                            Eurodollar Rate        Eurodollar Rate + 375   Eurodollar Rate
                            + 350 basis points     basis points            + 450 basis points
------------------------------------------------------------------------------------------------------------------------

            (c) Section 6.5(b) of the Loan Agreement is modified to delete clause (ii) therein and replace it with the following:

                      "(ii) of not less than $20,786,000 as of March 31, 2005, and (iii) as of June 30, 2005 and as of the end of each subsequent fiscal quarter thereafter, not less than $27,000,000 (less the actual amount of the Sub Debt Stock Payment and any reversal, net of its tax effect, of the gain initially recognized for the 12/31/04 fiscal year for the curtailment of the post retirement benefits plan as contained in the Parent's Annual Report on Form 10-K filed on March 23, 2005), to be permanently increased (as of the end of each such quarter, commencing as of June 30, 2005) by an amount equal to 50% of Parent's consolidated Net Income (if positive) for the quarter then ending."

            (d) Section 6.5(c) of the Loan Agreement is modified to amend the chart therein, as to all measurements to be made after March 31, 2005, to provide the following:

                  Fiscal Quarters Ending                        Leverage Ratio
                  ----------------------                        --------------
                  June 30, 2005                                 4.50 to 1
                  September 30, 2005                            4.25 to 1
                  December 31, 2005                             4.00 to 1
                  Each fiscal quarter thereafter                3.75 to 1

            (e) Section 6.5(d) of the Loan Agreement is modified, as to all measurements to be made after March 31, 2005, to provide the following:

                  Period                                      Adjusted EBITDA
                  ------                                      ---------------
                  10/1/04 through 6/30/05                         $6,300,000
                  10/1/04 through 9/30/05                          8,500,000
                  Four quarters ending 12/30/05                    9,000,000
                  Four quarters ending 3/31/06                     9,500,000
                  Four quarters ending each fiscal quarter       $10,000,000
                  thereafter

            (f) Section 6.5 (e) of the Loan Agreement is modified to provide that for the fiscal year ending December 31, 2005 and each fiscal year thereafter the per annum maximum permitted Capital Expenditures shall be $3,250,000.

            (g) Section 7.5 of the Loan Agreement is amended to delete clause
     (c) therein and replace it with the following:

                      "(c) loans by Borrowers to Industrial Blaju S.A., de C.V. Mexico City, Mexico provided that (i) the aggregate outstanding amount thereof does not at any time exceed the lesser of (A) $5,000,000 or (B) the outstanding amount thereof on the First Amendment Effective Date plus $2,500,000, (ii) the amounts advanced in any consecutive twelve (12) month period do not exceed $1,500,000 in the aggregate, and (iii) no loan may be made (A) if an Event of Default is then outstanding or (B) Undrawn Availability is less than $1,000,000 after taking into account any such proposed loan."

            (h) Section 7.6 of the Loan Agreement is deleted in its entirety and replaced by the following:

                      7.6 "Dividends and Other Restricted Payments. Parent shall not declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of such Person (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of such Person, except Parent may declare and pay cash dividends on shares of its common stock in an aggregate amount not to exceed $465,000 in any fiscal quarter (on a non-cumulative basis), so long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such dividends, (ii) Borrowers then have Undrawn Availability in excess of $2,000,000 and also have Thirty Day Undrawn Availability in excess of $2,000,000 after giving effect to such dividends, (iii) Parent shall have achieved a positive consolidated EBITDA of at least $5,000,000 for the two (2) consecutive fiscal quarter period preceding the date any such dividend is to be paid, (iv) as to any dividend declared with respect to the quarter ending September 30, 2005, Parent shall have achieved a positive consolidated EBITDA of at least $9,300,000 for the four (4) consecutive fiscal quarter period preceding the date any such dividend is declared, and (v) as to any dividend declared with respect to the quarter ending December 31, 2005, or each quarter thereafter, Parent shall have achieved a positive consolidated EBITDA of at least $10,000,000 for the four
                      (4) consecutive fiscal quarter period preceding the date any such dividend is declared, provided, however, that following the Sub Debt Closing Date (A) the number "465,000" in this Section 7.6 shall be changed to "425,000", (B) the number "$5,000,000" in this Section 7.6 shall be changed to "$6,000,000 (to be reduced, as of the earlier of (x) the final drawdown date under the Approved Sub Debt or (y) the date of Collateral Agent's receipt of written notice from Borrowers that no further drawdown of the Approved Sub Debt will occur, by $100,000 for each $1,000,000 by which the actual total borrowed amount of the Approved Sub Debt is less than $15,000,000, provided that the total reduction under this parenthetical, if applicable, shall not exceed $500,000)," and (C) clauses
                      (iv) and (v) above in this Section 7.6 shall be deleted and be of no further force and effect. "

            (i) Section 13.1 of the Loan Agreement is amended to delete the date "January 30, 2007 in the 4th line thereof and replace it with the date "April 1, 2009".

            (j) Section 15.2(b)(ii) of the Loan Agreement is deleted in its entirety and is replaced by the following:

                      "(ii) extend the maturity of any Note or the due date of any amount payable hereunder, change the amortization schedule of either of the Loans, decrease the rate of interest or reduce any fee payable by Loan Parties to Lenders pursuant to this Agreement, or forgive any of the Advances."

         3. SUBORDINATED INDEBTEDNESS: Notwithstanding anything to the contrary contained in Section 7.7 of the Loan Agreement, Borrowers shall be entitled, on or before September 30, 2005 ("Permitted Sub Debt Closing Date"), to obtain an unsecured loan of not more than $15,000,000 ("Approved Sub Debt") more specifically described in the term sheet dated as of July 12, 2005 previously provided to the Collateral Agent (a copy of which is attached hereto and marked Exhibit A) so long as in respect of such Approved Sub Debt (a) interest shall accrue at a rate not greater than 12% per annum (plus an additional 2% per annum so long as an event of default is outstanding under the Approved Sub Debt), (b) principal shall become due not earlier than 7 years from the closing date thereunder (the "Sub Debt Closing Date"), (c) all agreements related thereto (including without limitation provisions containing financial covenants which shall be less restrictive than those in the Loan Agreement and acceptable to Lenders) shall in all events be acceptable to Lenders, (d) Borrowers' obligations with respect thereto shall be subordinated to the Obligations pursuant to a subordination agreement acceptable to Lenders and executed with Collateral Agent, (e) no prepayments may be made of the Approved Sub Debt (1) except as may be expressly permitted under the subordination agreement referenced in clause (d) above or (2) otherwise without the prior written consent of Lenders, (f) funding of the Approved Sub Debt may occur in two (2) tranches, the first funding being on or before the Permitted Sub Debt Closing Date and the second funding (assuming the first funding timely occurs) not to exceed $5,000,000 and not occurring not more than one (1) year after the first funding, (g) up to but not more than $11,000,000 of the total proceeds thereof may be used, within five (5) Business Days of the funding thereof, to repurchase common stock of Parent (the total purchase price being the "Sub Debt Stock Payment"), (h) that portion of the Sub Debt Stock Payment used to pay directors and officers who tender their shares may not exceed $100,000, (i) the proceeds of the Approved Sub Debt must be sufficient to cover, and on the date of the first funding thereof shall be used to repay, Term Loan B (with accrued interest thereon) in full and transaction expenses related to the Approved Sub Debt, (j) the proceeds of the Approved Sub Debt which are not used for the Sub Debt Stock Payment, repayment of Term Loan B and applicable transaction expenses may not, in the aggregate, exceed $3,000,000 and may only be used for working capital (i.e., repay Revolving Advances), (k) Borrowing Base Availability shall not be less than $3,000,000 on each date of funding of the Approved Sub Debt after taking into account funding of the Approved Sub Debt and the use of proceeds thereof, and (l) no Event of Default is outstanding on each date of funding thereof. Borrowers shall be entitled to obtain an extension from Lenders of the Permitted Sub Debt Closing Date to a date not later than December 31, 2005, provided that (A) no Event of Default is outstanding, (B) Borrowers notify Collateral Agent on or before September 25, 2005 that such extension is sought, and (C) no additional fee shall be charged by Lenders in respect of any such extension.

         4. CONFIRMATION OF SECURITY INTERESTS: Loan Parties confirm and agree that all prior security interests and liens granted to Collateral Agent and/or Lenders shall continue unimpaired and in full force and effect and shall continue to cover and secure all Obligations. Loan Parties further confirm and represent that all Collateral of each of them remains free and clear of all liens other than those in favor of Collateral Agent and/or Lenders or as otherwise expressly permitted in the Loan Agreement. Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of Collateral Agent's and/or Lenders' security interest in and liens upon the Collateral of any Loan Party.

         5. GUARANTEES: Execution of this Amendment by a Guarantor reflects the approval of such Guarantor to this Amendment and the unconditional acknowledgement by such Guarantor that such Guarantor's Surety Agreement executed in favor of Collateral Agent and Lenders remains in full force and effect in accordance with its terms (after taking into account modifications to the Loan Agreement reflected by this Amendment.

         6. FEES: On the Effective Date, Borrowers shall pay Collateral Agent, for the pro rata benefit of Lenders, an amendment facility fee equal to 37.5 basis points of each Lender's respective Revolving Loan Commitment and share of the unpaid principal balance of Term Loan A and Term Loan B ("Amendment Facility Fee").

         7. EFFECTIVENESS CONDITIONS; EFFECTIVE DATE:

            (a) This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Collateral Agent):

                  (i) execution and delivery to Collateral Agent of this Amendment by all parties hereto;

                  (ii) execution and delivery to Collateral Agent (on behalf of each Lender) of an Amended and Restated Promissory Note with respect to each of the Revolving Credit Commitment, Term Loan A and Term Loan B for such Lender (which, upon delivery thereof, shall replace the existing Notes in favor of the Existing Lenders but not satisfy, release or impair any outstanding obligations thereunder and shall hereinafter be deemed to constitute the Notes for such Lender referenced in the Loan Agreement);

                  (iii) certified copies of the resolutions, as appropriate, for each Borrower and each Guarantor authorizing the execution, delivery and performance of this Amendment;

                  (iv) payment to Collateral Agent on behalf of Lenders of the Amendment Facility Fee;

                  (v) execution and delivery of the Commitment Transfer Supplement referenced in Background paragraph D; and

                  (vi) Borrowing Base Availability shall not be less than $3,000,000. The date on which all of the conditions precedent set forth in this Section 7(a) shall have been satisfied or waived (in writing) by Collateral Agent is referred to herein as the "Effective Date."

            (b) On the Effective Date, pursuant to the Commitment Transfer Supplement referred to Background paragraph D above, Transferor Lenders have assigned and transferred, and Purchasing Lender has assumed;

                  (i) such portion of the outstanding Loans and Letters of Credit applicable to Purchasing Lender's Commitment Percentage; and

                  (ii) all rights and obligations of Transferor Lenders under the Loan Agreement and the other Loan Documents with respect thereto. As of and after the Effective Date, Purchasing Lender shall constitute a Lender and shall have all of the rights and obligations of a Lender under the Loan Agreement and the other Loan Documents to the extent of Purchasing Lender's Commitment Percentage. Purchasing Lender shall be deemed to have acquired an undivided participation interest, in accordance with its Commitment Percentage, in each Letter of Credit outstanding on the Effective Date and all Letter of Credit participation interests shall be held by all Lenders pro rata based upon their respective Commitment Percentage set forth on the signature pages hereto.

            (c) The parties hereto acknowledge and agree that PNC Bank, National Association has resigned as Administrative Agent effective as of the Effective Date and that no successor Administrative Agent is being appointed.

         8. REPRESENTATIONS AND WARRANTIES: Borrowers represent and warrant to Collateral Agent and Lenders that:

            (a) The execution, delivery and performance by Borrowers of this Amendment and the transactions contemplated herein: (i) are and will be within their powers; (ii) have been authorized by all necessary action on behalf of Borrowers; (iii) are not and will not be in contravention of any order or decree of any court or other agency of government, or of any law to which Borrowers or any property of Borrowers is/are bound; and (iv) are not and will not be in conflict with, or result in a breach of or constitute (with due notice and/or lapse of time) a default under the articles of organization or by-laws of each Borrower, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or any property of any Borrower bound;

            (b) This Amendment and any other agreements, instruments or documents executed and/or delivered in connection herewith, shall be valid, binding and enforceable against each Borrower in accordance with their respective terms;

            (c) There has been no change in the organizational or governance documents for any Borrower or any Guarantor since January 7, 2005;

            (d) Each of the representations and warranties contained in, and each of the exhibits and/or schedules attached to, the Loan Agreement, as amended hereby, and other Loan Documents are true, correct and complete in all material respects as of the date hereof;

            (e) No Event of Default or event or condition which with the giving of notice or passage of time or both would become an Event of Default has occurred and is presently outstanding.

         9. EXPENSES: Borrowers confirm that they are jointly and severally obligated to pay or reimburse Collateral Agent for all expenses (including, without limitation, reasonable attorneys' fees) incurred by Collateral Agent to analyze, prepare and negotiate and conclude this Amendment and all related agreements and transactions described herein.

         10. NON-WAIVER: This Amendment does not obligate Collateral Agent or Lenders to agree to any other extension or modification of the Loan Agreement and does not constitute a course of conduct or dealing on behalf of Collateral Agent and/or Lenders or a waiver of any other rights or remedies of Collateral Agent or Lenders. No omission or delay by Collateral Agent and/or Lenders in exercising any right or power under the Loan Documents, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

         11. INCORPORATION: This Amendment is incorporated by reference into, and made part of, the Loan Agreement which, except as expressly modified herein, remains in full force and effect in accordance with its terms.

         12. NO MODIFICATION: No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

         13. HEADINGS: The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

         14. SUCCESSORS AND ASSIGNS: This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         15. GOVERNING LAW: This Amendment shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rule.

         16. SEVERABILITY: The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

         17. EXECUTION BY COUNTERPARTS AND FACSIMILE: This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature delivered by facsimile shall also bind the parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, THIS AMENDMENT IS HEREBY EXECUTED ON THE DATE FIRST ABOVE WRITTEN.


         BORROWERS:           T.B. WOOD'S INCORPORATED





                              By:    /s/  Joseph C. Horvath
                                     ------------------------------------------
                              Name:  Joseph C. Horvath
                              Title: Vice President and Chief Financial Officer

                              PLANT ENGINEERING CONSULTANTS, LLC


                              By:    /s/  Joseph C. Horvath
                                     ------------------------------------------
                              Name:  Joseph C. Horvath
                              Title: Treasurer and Secretary



                              T.B. WOOD'S ENTERPRISES, INC.


                              By:    /s/  Joseph C. Horvath
                                     ------------------------------------------
                              Name:  Joseph C. Horvath
                              Title: President

         LENDERS:             MANUFACTURERS AND TRADERS TRUST COMPANY


                              By:  /s/ James Zicolello
                                   ------------------------------------
                              Name:  James Zicolello
                              Title: Vice President
                              Commitment Percentage:  66.37%

                              NORTH FORK BUSINESS CAPITAL CORPORATION



                              By:  /s/ Robert R. Wallace
                                   ------------------------------------
                              Name:  Robert R. Wallace
                              Title: Vice President
                              Commitment Percentage:  33.63%

         COLLATERAL AGENT:    MANUFACTURERS AND TRADERS TRUST COMPANY


                              By:  /s/ James Zicolello
                                   ------------------------------------
                              Name:  James Zicolello
                              Title: Vice President

                             APPROVAL OF GUARANTORS


                  (to Amendment to Loan and Security Agreement)



                              TB WOOD'S CORPORATION


                              By:    /s/  Joseph C. Horvath
                                     ------------------------------------------
                              Name:  Joseph C. Horvath
                              Title: Vice President and Chief Financial Officer


                              T.B. WOOD'S CANADA LTD.


                              By:    /s/  Joseph C. Horvath
                                     ------------------------------------------
                              Name:  Joseph C. Horvath
                              Title: Treasurer and Secretary